Exhibit 99.1

Old National Bancorp
One Main Street
Evansville, IN 47708	Media: Kathy A. Schoettlin (812) 465-7269
oldnational.com	Investors: Lynell J. Walton (812) 464-1366

July 30, 2020

Old National Bancorp announces quarterly cash dividend

Evansville, Ind. (July 30, 2020) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding shares of common stock. The dividend is payable September 15, 2020, to shareholders of record on September 1, 2020. For purposes of broker trading, the ex-date of the cash dividend is August 31, 2020. Based on Old National’s closing price of $14.29 on July 29, 2020, the quarterly dividend represents an annualized dividend yield of 3.9%.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest bank holding company headquartered in Indiana. With $22.1 billion in assets, it ranks among the top 100 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for nine consecutive years. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships and keeping our clients at the center of all we do. This is an approach to business that we call The ONB Way. Today, Old National’s footprint includes Indiana, Kentucky, Michigan, Wisconsin and Minnesota. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.